Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC
ACCOUNTANTS
We consent to the incorporation by reference on Form S-3 of VIASPACE Inc. of our report dated August 8, 2005 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of VIASPACE Inc. for the year ended December 31, 2004.
Jaspers + Hall, PC
Denver, Colorado
November 27, 2006